Exhibit 2

CMI TAX DEFERRED SAVINGS PLAN

FINANCIAL STATEMENTS

AND SUPPLEMENTAL SCHEDULE

TOGETHER WITH REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2011 AND 2010

MORRIS, DAVIS & CHAN LLP

Certified Public Accountants

CMI TAX DEFERRED SAVINGS PLAN

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements:

Statements of Net Assets Available for Plan Benefits as of December 31, 2011 and 2010	2

Statements of Changes in Net Assets Available for Plan Benefits for the Years Ended December 31, 2011 and 2010	3

Notes to Financial Statements	4-14

Supplemental Schedule*

Schedule H, Line 4i - Schedule of Assets Held as of December 31, 2011	15

*	There are no other supplemental schedules required to be filed by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Plan Administrator

CMI Tax Deferred Savings Plan

We have audited the accompanying statements of net assets available for benefits of the CMI Tax Deferred Savings Plan (the Plan) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held as of December 31, 2011 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 19, 2012

CMI TAX DEFERRED SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Investments, at fair value:
Chevron Corporation common stock	$378,743	$834,639
Collective investment fund	528,106	2,379,255
Mutual funds	1,267,536	5,458,136

Total investments	2,174,385	8,672,030
Noninterest-bearing cash	167	165
Other receivables	—	50

Total assets	2,174,552	8,672,245

LIABILITIES
Administrative expenses payable	379	949

Total liabilities	379	949

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	2,174,173	8,671,296
Adjustment from fair value to contract value for fully benefit-responsive investment contract	(13,403)	—

NET ASSETS AVAILABLE FOR BENEFITS	$2,160,770	$8,671,296

See accompanying notes to financial statements

CMI TAX DEFERRED SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
ADDITIONS
Contributions:
Employer	$76,074	$448,780
Participant	328,851	807,047
Participant rollovers	—	929

	404,925	1,256,756

Investment income:
Net appreciation in fair value of investments	91,466	692,678
Dividend and interest income	63,634	172,848

	155,100	865,526

Total additions	560,025	2,122,282

DEDUCTIONS
Distributions to participants	7,066,704	649,062
Administrative expenses	3,847	4,472

Total deductions	7,070,551	653,534

NET (DECREASE) INCREASE	(6,510,526)	1,468,748
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	8,671,296	7,202,548

End of year	$2,160,770	$8,671,296

See accompanying notes to financial statements

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

A.	DESCRIPTION OF PLAN

The following description of the CMI Tax Deferred Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan sponsored by Chevron Mining Inc., (the Company or Plan Sponsor). The original Plan was established effective January 1, 1999 by the Sponsor for the benefit of its employees to qualify under Section 401(k) of the Internal Revenue Code (the Code). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Company administers the Plan and has appointed an employee to serve as the Plan administrator. The assets of the Plan are maintained in a trust fund administered under a trust agreement with Merrill Lynch Bank & Trust Co., FSB (Merrill Lynch, the Trustee).

The issuance of shares of Chevron Corporation common stock under the Plan have been registered on a registration statement on Form S-8 filed with the U.S. Securities Exchange Commission (the SEC) on October 26, 2009. On October 27, 2009, Chevron Corporation filed with the SEC a registration statement on Form S-3, as amended on December 1, 2009 and December 15, 2009, offering to rescind the purchase of shares of Chevron common stock by persons who acquired such shares through the Plan from February 21, 2008 through October 23, 2009. The shares subject to the rescission offer may have been deemed not to have been properly registered with the SEC for offer and sale to Plan participants under the Securities Act of 1933, as amended.

Eligibility

The Plan is a trusteed 401(k) salary deferral plan covering all hourly paid employees represented by the North River Mine United Workers of America, Local 1926. Employees, who are age 18 or older, are eligible to participate in the Plan on the first date of their employment.

Contributions

Each participant has the option to make before-tax contributions to the Plan, subject to Plan and Internal Revenue Service limitations. Participants may change their elective deferral percentages and may terminate their elective deferrals at any time. For the first 4% contributed by each participant, the Company contributes an amount equal to 50% (i.e., a maximum of 2% of each participant’s eligible compensation) of such contribution.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

A.	DESCRIPTION OF PLAN (Continued)

Contributions (Continued)

New inexperienced miners entering the bituminous coal mining industry for the first time or who do not have a State Miner’s Certification effective January 1, 2007 shall be eligible for Enhanced Premium Contributions equal to $1 for every hour worked payable monthly. Employees subject to the monthly Enhanced Premium Contributions shall not be entitled to health care following their retirement date, based on service with the Company, except as defined in the Plan document. In 2010, the Company retroactively made $184,645 in Enhanced Premium Contributions covering eligible employees effective February 2, 2007.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s matching contributions, and Plan earnings and losses. Allocation is based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.

Vesting

Participants are immediately vested in their contributions. Effective May 6, 2011, a participant of the Plan who became employed with Walter Energy, Inc. will be 100% vested as of the date such participant’s employment with the Company terminated. Prior to May 6, 2011, vesting in the Company matching contributions made after December 31, 2001 is 100% vested after 3 years of continue service (5 years for Company matching contributions made on or before December 31, 2001). A service year is any year in which a participant works at least 1,000 hours in a 12-consecutive-month period.

Forfeiture Provisions

Forfeitures are used to pay administrative expenses or reduce employer contributions. Forfeitures in the amount of $39,565 and $8,809 were used to reduce employer contributions for the years ended December 31, 2011 and 2010, respectively. Forfeitures in the amount of $0 and $45,402 as of December 31, 2011 and 2010, respectively, are available to reduce future employer contributions.

Payment of Benefits

Employees over the age of 59 1/2 may elect to withdraw funds from the Plan prior to termination of employment or retirement. On termination of service, a participant may receive the value of his or her account as a lump sum payment, or in monthly installments over various periods or life, provided that the participant is of retirement age as specified by the Internal Revenue Code. Participants with vested balances greater than $1,000 have the option of leaving their accounts within the Plan after termination. Distributions considered payable as of December 31, 2011 and 2010 were $0 and $38,889, respectively.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

A.	DESCRIPTION OF PLAN (Continued)

Investment Alternatives

The participants of the Plan may currently choose among 15 investment alternatives that are managed by Merrill Lynch. These investment alternatives consist of 13 mutual funds (the Funds) that include domestic equity growth funds, a foreign equity growth fund, a high quality equity growth and income fund, a corporate bond fund, a collective investment fund, and effective October 26, 2009 Chevron Corporation common stock. Allocations of earnings and losses are based on the participants’ account balances in each fund.

B.	SIGNIFICANT OF ACCOUNTING POLICIES

Accounting Pronouncements

Accounting Pronouncement Issued and Adopted – In January 2010, Accounting Standard Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements, expanded the required disclosures about fair value measurements. ASU 2010-06 requires separate disclosure of significant transfers into and out of Level 1 and Level 2, along with reasons for such transfers; and presentation of fair value disclosures by “nature and risk” class for all fair value assets and liabilities effective for 2010 reporting; and presentation of gross purchases, sales, issuances, and settlements separately in the Level 3 reconciliation effective beginning with 2011 reporting. The Plan’s financial statements are presented to conform to the applicable requirements of ASU 2010-06. See Note D – Fair Value Measurements.

Accounting Pronouncement Issued but Not Yet Adopted – In May 2011, the Financial Accounting Standards Board issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, to converge U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards on fair value measurements and disclosures. The amended guidance changes several aspects of the fair value measurement guidance in Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, including information about valuation techniques and unobservable inputs used in Level 3 fair value measurements and a narrative description of the sensitivity of Level 3 measurements to changes in unobservable inputs. The amended guidance must be applied prospectively and is effective beginning after December 15, 2011. ASU 2011-04 will not impact the Plan’s financial statements as there are no Level 3 investments held.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

B.	SIGNIFICANT OF ACCOUNTING POLICIES (Continued)

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in accordance with GAAP. Revenues are recognized as earned. Distributions to participants are recorded when paid. All other expenses are recorded as incurred.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Net appreciation (depreciation) in fair value of investments includes realized gains (losses) and unrealized appreciation (depreciation).

Fully Benefit-Responsive Contracts – The collective investment fund, which invests primarily in guaranteed investment contracts, and has a fully-benefit responsive feature, is recorded at fair value and adjusted to contract value, which represents contributions made under the contract, plus interest earned, less withdrawals and administrative expenses. As described in ASC 962, Defined Contribution Pension Plans, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by ASC 962, the Statements of Net Assets Available for Benefits present the fair value of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the cash basis, which approximates the accrual basis. Dividends are recorded on the ex-dividend date.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

C.	INVESTMENTS

The following broad range of investment options were available to participants:

Core Funds:

Fund Name	Fund Type
Chevron Corporation Common Stock	Company Stock
Wells Fargo Stable Value Fund effective February 2011	Stable Value
Bank of America N.A. Retirement Preservation Trust prior to its termination and redemption in February 2011	Stable Value
Ivy Balanced Fund	Balanced
Invesco International Growth Fund*	International Equity
BlackRock Global Allocation Fund	Large Cap Blend
BlackRock Capital Appreciation Fund (formerly BlackRock Fundamental Growth Fund)	Large Cap Growth
Invesco Van Kampen American Franchise Fund (formerly Invesco Van Kampen Capital Growth Fund)*	Large Cap Growth
Victory Diversified Stock Fund	Large Cap Growth
BlackRock S&P 500 Index Fund	Large Cap Stock
American Funds Washington Mutual Investor Fund	Large Cap Value
Dreyfus Opportunistic Midcap Value Fund	Mid-Cap Value
MFS New Discovery Fund	Small Cap Growth
Victory Small Company Opportunity Fund	Small Cap Value
PIMCO Total Return Fund	Fixed Income
MFS Government Securities Fund	Fixed Income

*	As a result of Invesco’s June 1, 2010 acquisition of Morgan Stanley’s retail asset management business, Invesco was added to Van Kampen fund names and AIM funds replaced the AIM name with Invesco.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

C.	INVESTMENTS (Continued)

The fair value of investments that represent 5% or more of the Plan’s net assets as of December 31, 2011 and 2010 are as follows:

	2011		2010
Common stock:
Chevron Corporation	$378,743		$834,639
Collective investment fund:
Wells Fargo Stable Value Fund at contract value	514,703		—	(3)
Bank of America N.A. Retirement Preservation Trust at contract value	—	(1)	2,379,255
Mutual funds:
BlackRock S&P 500 Index Fund	209,988		1,006,039
BlackRock Capital Appreciation Fund (formerly BlackRock Fundamental Growth Fund)	238,030		931,845
INVESCO International Growth Fund	165,651		778,514
PIMCO Total Return Fund	162,448		616,072
Victory Diversified Stock Fund	133,269		524,889
American Washington Mutual Investor Fund	116,086		—	(2)

(1)	Investment was terminated in February 2011 and the Plan’s units of participation were redeemed at the net asset value per unit of $1.00.
(2)	Investment was below 5% of the Plan’s net asset at year-end.
(3)	Not an investment option in 2010.

For the years ended December 31, 2011 and 2010, the Plan’s investments (including gains and losses on investment bought and sold, as well as held during the year) appreciated in value by $91,466 and $692,678, respectively.

	2011	2010
Common stock	$119,194	$346,232
Collective investment fund	20,985	—
Mutual funds	(48,713)	346,446

Net appreciation in fair value of investments	$91,466	$692,678

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

D.	FAIR VALUE MEASUREMENTS

ASC 820 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2:	Inputs to the valuation methodology include:

• Quoted prices for similar assets or liabilities in active markets;

• Quoted prices for identical or similar assets or liabilities in inactive markets;

• Inputs other than quoted prices that are observable for the asset or liability; and

• Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for investments measured at fair value. There have been no changes in the methodologies used at December 31, 2011 and 2010.

•	Common stocks are valued at the closing price reported on the active market on which the individual securities are traded.

•

Collective investment fund is valued at the net asset value of units of participation held by the Plan. The value of the underlying assets of the collective investment fund is calculated based on quoted market prices or other observable inputs.

•	Mutual funds are valued at the net asset value of shares held by the Plan.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

D.	FAIR VALUE MEASUREMENTS (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2011 and 2010.

	Investments at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Common stock	$378,743	$—	$—	$378,743
Collective investment fund	—	528,106	—	528,106
Mutual funds:
Equity funds	1,035,845	—	—	1,035,845
Fixed income funds	204,100	—	—	204,100
Allocation fund	27,591	—	—	27,591

Investments, at fair value	$1,646,279	$528,106	$—	$2,174,385

	Investments at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Common stock	$834,639	$—	$—	$834,639
Collective investment fund	—	2,379,255	—	2,379,255
Mutual funds:
Equity funds	4,350,941	—	—	4,350,941
Fixed income funds	761,863	—	—	761,863
Allocation fund	345,332	—	—	345,332

Investments, at fair value	$6,292,775	$2,379,255	$—	$8,672,030

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

E.	TRUSTEE AND ADMINISTRATIVE SERVICES

Certain trustee administrative and recordkeeping fees are paid by the Plan. The Plan incurred $3,847 and $4,472 for trustee fees during 2011 and 2010, respectively. These fees are included in the accompanying financial statements. The Company at its election, pays other Plan administrative and accounting fees. The Company incurred $14,155 and $14,332 for other administrative and accounting fees during the years ended December 31, 2011 and 2010, respectively. These fees are not reflected in the accompanying financial statements.

F.	TAX STATUS

The Plan obtained its latest determination letter on January 24, 2011, in which the Internal Revenue Service (IRS) stated that the Plan, as then designed, was in compliance with the applicable requirements of the Code. Once qualified, the Plan is required to be operated in conformity with the Code to maintain its qualification, including its operation in accordance with the Plan’s terms. Plan management is aware of an operational issue regarding the requirements of a Plan term and whether or not the Plan is being operated in accordance with the actual Plan term. The IRS audit of the Plan’s annual report and records for plan year 2008 is still ongoing. Plan management is discussing this issue with the IRS audit team and expects the matter to be resolved to the satisfaction of both parties.

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that would not meet the more likely than not standard and be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

G.	PLAN TERMINATION

On May 6, 2011, the Company finalized the sale of the North River Mine to Jim Walter Resources, Inc., a subsidiary of Walter Energy, Inc. Former employees of the Company represented by the North River Mine United Workers of America, Local 1926 became employees of Walter Energy, Inc. The Plan participants became 100% vested in their accounts as of the date such participants’ employment with the Company terminated. Due to the ongoing IRS audit of the Plan’s annual report and records for the year ended December 31, 2008, the Company has retained the Plan until the IRS completes the audit and the issue mentioned in Note F is resolved.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

H.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

I.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The Plan files its Form 5500 on the cash basis. The following is a reconciliation of the financial statements to the Form 5500 as of and for the years ended December 31, 2011 and 2010:

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2011:
Per financial statements	$2,160,770	$(6,510,526)
Adjustment from contract value to fair value for fully benefit-responsive investment contract	13,403	13,403
Other receivable	—	50
Administrative expenses payable	379	(570)

Per Form 5500	$2,174,552	$(6,497,643)

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2010:
Per financial statements	$8,671,296	$1,468,748
Adjustment from contract value to fair value for fully benefit-responsive investment contract	—	161,971
Other receivable	(50)	(50)
Administrative expenses payable	949	(208)

Per Form 5500	$8,672,195	$1,630,461

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

J.	SUBSEQUENT EVENTS

The Plan’s financial statements have been evaluated for subsequent events or transactions. The Company determined that there are no subsequent events or transactions that require disclosure to or adjustment in the financial statements.

CMI TAX DEFERRED SAVINGS PLAN

EIN 44-0658937 PLAN NO. 008

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS HELD

DECEMBER 31, 2011

( a )	( b ) Identity of Issue, Borrower, Lessor, or Similar Party	( c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	( e ) Current Value
*	Chevron Corporation	Common stock	$378,743
	Wells Fargo Stable Value Fund	Collective investment fund	528,106
	BlackRock S&P 500 Index Fund	Mutual fund	209,988
	BlackRock Capital Appreciation Fund (formerly BlackRock Fundamental Growth Fund)	Mutual fund	238,030
	Invesco International Growth Fund	Mutual fund	165,651
	PIMCO Total Return Fund	Mutual fund	162,448
	Victory Diversified Stock Fund	Mutual fund	133,269
	BlackRock Global Allocation Fund	Mutual fund	27,591
	American Washington Mutual Investor Fund	Mutual fund	116,086
	MFS Government Securities Fund	Mutual fund	41,652
	Invesco Van Kampen American Franchise Fund
	(formerly Invesco Van Kampen Capital Growth Fund)	Mutual fund	32,015
	MFS New Discovery Fund	Mutual fund	14,036
	Victory Small Company Opportunity Fund	Mutual fund	14,170
	Ivy Balanced Fund	Mutual fund	78,235
	Dreyfus Opportunistic MidCap Value Fund	Mutual fund	34,365

			$2,174,385

*	Investment with parties-in-interest as defined under ERISA.

Column (d) was omitted as all investments are participant-directed.